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 FORM 3                                                     OMB APPROVAL
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                                                    OMB Number:        3235-0104
                                                    Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response.......0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
     SHIMIZU    SHUNKICHI                    (Month/Day/Year)              Implant Sciences Corporation        (Month/Day/Year)
----------------------------------------      6/23/99                       (IMPLU)(2)
     (Last)     (First)     (Middle)       ----------------------------  ----------------------------------  -----------------------
                                           3. IRS Identification         5. Relationship of Reporting        7. Individual or Joint/
    C/O NAR HOLDING CORPORATION               Number of Reporting           Person to Issuer                    Group Filing (Check
   555 MADISON AVENUE, 27TH FLOOR             Person, if an Entity          (Check all applicable)              applicable line)
----------------------------------------      (Voluntary)                  X   Director          10% Owner     X    Form filed by
             (Street)                      ----------------------------  -----            -----              -----  One Reporting
    NEW YORK    NEW YORK      10022                                            Officer           Other              Person
----------------------------------------                                 ----- (give      -----  (specify           Form filed by
     (City)      (State)      (Zip)                                            title below)      below)      -----  More than One
                                                                                                                    Reporting Person
                                                                         ----------------------------------
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                                                           TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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NO SECURITIES OWNED
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                     SEC 1473(7-96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:

(1) The date indicated is the effective date of the registration statement of the Issuer filed pursuant to Sections 12(b) and 12(g)
of the Securities Exchange Act of 1934.

(2) This is the trading symbol of the Issuer's units (each unit consisting of one share of common stock and one redeemable common stock purchase warrant) on the Nasdaq SmallCap Market, Inc. The Company will apply for the common stock and warrants to be separately listed on the Nasdaq SmallCap Market under the trading symbols "IMPL" and "IMPLW", respectively. The units, common stock and warrants to be also separately listed on the Boston Stock Exchange under the trading symbols "IMXU", "IMX" and "IMXW", respectively.

                                                                                /s/ Shunkichi Shimizu              June 15, 1999
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person         Date
                                                                                Shunkichi Shimizu

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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